Exhibit 99.3

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected historical consolidated financial data" included under Item 6 of this Annual Report on Form 10-K and our financial statements and related notes included under Item 8 of this Annual Report on Form 10-K. This discussion contains forward-looking statements based on our current expectations, estimates and projections about our operations and the industry in which we operate. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, including those described in "Risk factors", "—Cautionary note regarding forward-looking statements" and elsewhere in this Annual Report on Form 10-K. We assume no obligation to update any of these forward-looking statements.
Overview
We are a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry. We design, manufacture and distribute products, and engage in aftermarket services, parts supply and related services that complement our product offering. Our product offering includes a mix of highly engineered capital products and frequently replaced items that are used in the exploration, development, production and transportation of oil and natural gas. Our capital products are directed at: drilling rig equipment for new rigs, upgrades and refurbishment projects; subsea construction and development projects; the placement of production equipment on new producing wells; pressure pumping equipment; and downstream capital projects. Our engineered systems are critical components used on drilling rigs, for completions or in the course of subsea operations, while our consumable products are used to maintain efficient and safe operations at well sites in the well construction process, within the supporting infrastructure and at processing centers and refineries. Historically, just over half of our revenue is derived from activity-based consumable products, while the balance is derived from capital products and a small amount from rental and other services.
We seek to design, manufacture and supply reliable products that create value for our diverse customer base, which includes, among others, oil and gas operators, land and offshore drilling contractors, oilfield service companies, subsea construction and service companies, and pipeline and refinery operators.
Beginning with the first quarter of 2016, we realigned our segments. Completions was designated as a separate segment in recognition of the expansion in these operations and its significant growth potential. We are reporting our results of operations in the following reportable segments: Drilling & Subsea, Completions, and Production & Infrastructure, instead of the original two segments. Management’s change in the composition of our reporting segments was made in order to align with activity drivers and the customers of our product group, and how management reviews and evaluates operating performance. This change is reflected on a retrospective basis in accordance with generally accepted accounting principles, with current and prior years adjusted to reflect the change in reporting segments. The new segments are composed of the following:

•
Drilling & Subsea segment. This segment designs, manufactures and supplies products and provides related services to the drilling and subsea construction and services markets.  The products and related services consist primarily of: (i) capital equipment and a broad line of expendable drilling products consumed in the drilling process; and (ii) subsea capital equipment, specialty components and tooling, products used in subsea pipeline infrastructure, and a broad suite of complementary subsea technical services and rental items.

•
Completions segment. This segment designs, manufactures and supplies products and provides related services to the well construction, completion, stimulation and intervention markets. The products and related services consist primarily of: (i) well construction casing and cementing equipment, cable protectors used in completions, composite plugs used for zonal isolation in hydraulic fracturing and wireline flow-control products; and (ii) capital and consumable products sold to the pressure pumping, hydraulic fracturing and flowback services markets, including hydraulic fracturing pumps, pump consumables and flow iron as well as coiled tubing, wireline cable, and pressure control equipment used in the well completion and intervention service markets.

•
Production & Infrastructure segment. This segment designs, manufactures and supplies products and provides related equipment and services for production and infrastructure markets.  The products and related services consist primarily of: (i) engineered process systems, production equipment and related field services, as well as desalinization equipment; and (ii) a wide range of industrial valves focused on serving upstream, midstream, downstream oil and gas customers.
Market Conditions
The level of demand for our products and services is directly related to activity levels and the capital and operating budgets of our customers, which in turn are influenced heavily by energy prices and the expectation as to future trends in those prices. Energy prices have historically been cyclical in nature, as exemplified by the significant decrease in oil prices beginning in the middle of 2014 and are affected by a wide range of factors. Prices for oil and natural gas are currently at extremely low levels, supply continues to exceed demand and there is a very high level of oil in storage. Many oil companies are in significant financial distress, and energy service companies are, in some cases, working at break-even profit levels or less. Although the extent and duration of the decline in energy prices are difficult to predict, the current market conditions could have a material, adverse impact on our earnings continuing through 2016.

The table below shows average crude oil and natural gas prices for West Texas Intermediate crude oil (WTI), United Kingdom Brent crude oil (Brent), and Henry Hub natural gas:

	2015	2014	2013
Average global oil, $/bbl
West Texas Intermediate	$48.66	$93.21	$97.98
United Kingdom Brent	$52.32	$98.97	$108.64

Average North American Natural Gas, $/Mcf
Henry Hub	$2.62	$4.37	$3.73
Average WTI and Brent oil prices were 48% and 47% lower, respectively, in 2015 than 2014. The WTI oil price was $37.13 and $53.45 per barrel on December 31, 2015 and 2014, respectively. Average natural gas prices were 40% lower in 2015 than 2014. Crude oil prices began a significant decline in the second half of 2014 and have declined 68% from peak prices in June 2014 to the end of December 2015 primarily as a result of increasing supply and insufficient demand growth. The precipitous decline in oil and natural gas prices since the middle of 2014 has resulted in a significant decrease in exploration and production activity and spending by our customers. This has had a significant, adverse impact on our results of operations which we expect to continue until oil and natural gas prices rise substantially.

The table below shows the average number of active drilling rigs, based on the weekly Baker Hughes Incorporated rig count, operating by geographic area and drilling for different purposes.

	2015	2014	2013
Active Rigs by Location
United States	978	1,862	1,761
Canada	192	379	353
International	1,167	1,337	1,296
Global Active Rigs	2,337	3,578	3,410

Land vs. Offshore Rigs
Land	2,016	3,193	3,033
Offshore	321	385	377
Global Active Rigs	2,337	3,578	3,410

U.S. Commodity Target, Land
Oil/Gas	750	1,526	1,373
Gas	227	333	383
Unclassified	1	3	5
Total U.S. Land Rigs	978	1,862	1,761

U.S. Well Path, Land
Horizontal	744	1,273	1,102
Vertical	139	377	435
Directional	95	212	224
Total U.S. Active Land Rigs	978	1,862	1,761
As a result of lower oil and natural gas prices, the average U.S. rig count decreased 48% from 2014, while the international rig count and the Canadian rig count decreased 13% and 49%, respectively, from 2014. The U.S. rig count declined 62% from its peak of 1,811 rigs in January 2015 to 698 rigs at the end of December 2015 and has continued to decrease since that time. A substantial portion of our revenue is impacted by the level of rig activity and the number of wells completed. This significant decrease in the rig count had a negative impact on our results of operations in 2015 and is expected to have a continuing adverse effect on our results through 2016.
The current low energy price environment has caused a steep reduction in activity and spending by our customers. Many exploration and production companies, especially those with operations in North America or offshore, have curtailed operations, reduced the number of wells being drilled, or chosen to defer the completion of wells that have been drilled. This has also resulted in a substantial reduction in activity and revenue for energy service companies, resulting in both exploration and production companies and energy service companies significantly reducing their purchases of both capital and consumable equipment from Forum and other equipment manufacturers. This widespread reduction in spending had a negative impact on our results and new orders in 2015 and is expected to have a continuing adverse effect through 2016.
The table below shows the amount of total inbound orders by segment for the years ended December 31, 2015, 2014 and 2013:

(in millions of dollars)	2015	2014	2013
Orders:
Drilling & Subsea	$363.5	$1,002.2	$812.1
Completions	209.2	373.9	272.2
Production & Infrastructure	297.3	470.1	398.0
Total Orders	$870.0	$1,846.2	$1,482.3

Acquisitions
On February 2, 2015, we completed the acquisition of J-Mac Tool, Inc. (“J-Mac”) for aggregate consideration of approximately $61.9 million. J-Mac, located in Fort Worth, Texas, manufactures hydraulic fracturing pumps, power ends, fluid ends and other pump accessories. The acquired business also provides repair and refurbishment services at its main location in Fort Worth and at other service center locations. J-Mac is included in the Completions segment.
On May 1, 2014, we completed the acquisition of Quality Wireline & Cable, Inc. ("Quality") for consideration of $38.3 million. Quality is a Calgary, Alberta based manufacturer of high-performance cased-hole electro-mechanical wireline cables and specialty cables for the oil and gas industry. Quality is included in the Drilling & Subsea segment.
On July 1, 2013, we completed two acquisitions and an investment in a joint venture for aggregate consideration of approximately $230.0 million, each of which were financed with cash on hand and borrowings under our Credit Facility. The three transactions included the following:

•
B+V Oil Tools, a manufacturer of pipe handling equipment used on offshore and onshore drilling rigs with locations in Hamburg, Germany and Willis, Texas. B+V Oil Tools is included in the Drilling & Subsea segment;

•	Moffat, a Newcastle, England based manufacturer of subsea pipeline inspection gauge launching and receiving systems, and subsea connectors. Moffat is included in the Drilling & Subsea segment; and

•
The joint purchase of Global Tubing with an equal partner, with management retaining a small interest. Global Tubing is a Dayton, Texas based provider of coiled tubing strings and related services. Our equity investment is reported in the Completions segment and is accounted for using the equity method of accounting.

None of these transactions included potential future payments contingent on financial performance.
There are factors related to the businesses we have acquired that may result in lower net profit margins on a going-forward basis, primarily the federal income tax status of the legal entity and the level of depreciation and amortization charges arising out of the accounting for the purchase.
For additional information regarding our 2015, 2014, and 2013 acquisitions, please read Note 3 of the Notes to the Consolidated Financial Statements in Part II, Item 8 "Financial Statements and Supplementary Data" of this Annual Report on Form 10-K.
Evaluation of operations
We manage our operations through the three business segments described above. We have focused on implementing financial reporting and controls at all of our operations to accelerate the availability of critical information necessary to support informed decision making. We use a number of financial and non-financial measures to routinely analyze and evaluate, on a segment and corporate level, the performance of our business. As an example of a non-financial measure, we measure our safety by tracking the total recordable incident rate and we consider this as an indication of the quality of our products. Financial measures include the following:
Revenue growth. We compare actual revenue achieved each month to the most recent estimate for that month and to the annual plan for the month established at the beginning of the year. We monitor our revenue to analyze trends in the relative performance of each of our product lines as compared to standard revenue drivers or market metrics applicable to that product. We are particularly interested in identifying positive or negative trends and investigating to understand the root causes. In addition, we review these metrics on a quarterly basis. We also evaluate changes in the mix of products sold and the resultant impact on reported gross margins.
Gross margin percentage. We define gross margin percentage as our gross margin, or net sales minus cost of sales, divided by our net sales. Our management continually evaluates our consolidated gross margin percentage and our gross margin percentage by segment to determine how each segment is performing. This metric aids management in capital resource allocation and pricing decisions.
Selling, general and administrative expenses as a percentage of total revenue. Selling, general and administrative expenses include payroll related costs for sales, marketing, administrative, accounting, information technology, certain engineering and human resources functions; audit, legal and other professional fees; insurance; franchise taxes not based on income; travel and entertainment; advertising and promotions; depreciation and amortization expense; bad debt expense; and other office and administrative related costs. Our management continually evaluates the level of our selling, general and administrative expenses in relation to our revenue and makes appropriate changes in light of activity levels to preserve and improve our profitability while meeting the on-going support and regulatory requirements of the business.

Operating income and operating margin percentage. We define operating income as revenue less cost of goods sold less selling, general and administrative expenses. We define our operating margin percentage as operating income divided by revenue. These metrics assist management in evaluating the performance of each segment as a whole, especially to determine whether the amount of administrative burden is appropriate to support current business activity levels.
Earnings per share. We calculate fully-diluted earnings per share as prescribed under generally accepted accounting principles ("GAAP"), that is net income divided by common shares outstanding, giving effect for the assumed exercise of all outstanding options and warrants with a strike price less than the average fair value of the shares over the period covered for the calculation. We believe this measure is important as it reflects the sum total of operating results and all attendant capital decisions, showing in one number the amount earned for the stockholders of our Company.
Free cash flow. We define free cash flow as net income, increased by non-cash charges included in net income (e.g., depreciation and amortization and deferred income taxes), increased or decreased by changes in net working capital, less capital expenditures. We believe that this measure is important because it encompasses both profitability and capital management in evaluating results. Free cash flow represents the business’ contribution in the generation of funds available to pay debt outstanding, invest in other areas, or return funds to our stockholders.
Factors affecting the comparability of our future results of operations to our historical results of operations
Our future results of operations may not be comparable to our historical results of operations for the periods presented, primarily for the following reasons:

•
Since our initial public offering in 2012, we have grown our business both organically and through strategic acquisitions. We have expanded and diversified our product portfolio and business lines with the acquisition of one business in 2015, one business in 2014, and two businesses and our joint venture investment in 2013. The historical financial data for periods prior to the acquisitions does not include the results of any of the acquired companies for the periods presented and, as such, does not provide an accurate indication of our future results.

•
As we integrate acquired companies and further implement internal controls, processes and infrastructure to operate in compliance with the regulatory requirements applicable to companies with publicly traded shares, it is likely that we will incur incremental selling, general and administrative expenses relative to historical periods.

Our future results will depend on our ability to efficiently manage our combined operations and execute our business strategy.

Results of operations
Year ended December 31, 2015 compared with year ended December 31, 2014

	Year ended December 31,		Favorable / (Unfavorable)
	2015	2014	$	%
(in thousands of dollars, except per share information)
Revenue:
Drilling & Subsea	$487,299	$864,320	$(377,021)	(43.6)%
Completions	267,236	441,345	(174,109)	(39.4)%
Production & Infrastructure	320,442	436,271	(115,829)	(26.5)%
Eliminations	(1,325)	(2,219)	894	*
Total revenue	$1,073,652	$1,739,717	$(666,065)	(38.3)%
Cost of sales:
Drilling & Subsea	$359,004	$580,195	$221,191	38.1%
Completions	212,238	279,961	67,723	24.2%
Production & Infrastructure	241,058	322,328	81,270	25.2%
Eliminations	(1,325)	(2,219)	(894)	*
Total cost of sales	$810,975	$1,180,265	$369,290	31.3%
Gross profit:
Drilling & Subsea	$128,295	$284,125	$(155,830)	(54.8)%
Completions	54,998	161,384	(106,386)	(65.9)%
Production & Infrastructure	79,384	113,943	(34,559)	(30.3)%
Total gross profit	$262,677	$559,452	$(296,775)	(53.0)%
Selling, general and administrative expenses:
Drilling & Subsea	$121,405	$153,052	$31,647	20.7%
Completions	58,698	59,959	1,261	2.1%
Production & Infrastructure	56,726	57,795	1,069	1.8%
Corporate	28,077	42,015	13,938	33.2%
Total selling, general and administrative expenses	$264,906	$312,821	$47,915	15.3%
Operating income (loss):
Drilling & Subsea	$6,890	$131,072	$(124,182)	(94.7)%
Operating income margin %	1.4%	15.2%
Completions	11,124	126,590	(115,466)	(91.2)%
Operating income margin %	4.2%	28.7%
Production & Infrastructure	22,658	56,148	(33,490)	(59.6)%
Operating income margin %	7.1%	12.9%
Corporate	(28,077)	(42,015)	13,938	33.2%
Total segment operating income	$12,595	$271,795	$(259,200)	(95.4)%
Operating income margin %	1.2%	15.6%
Goodwill and Intangible asset impairment	125,092	—	(125,092)	*
Transaction expenses	480	2,326	1,846	*
Loss on sale of assets	746	1,431	685	*
Income (loss) from operations	(113,723)	268,038	(381,761)	(142.4)%
Interest expense, net	29,945	29,847	98	0.3%
Other (income) expense, net	(9,345)	(4,331)	5,014	*
Other (income) expense, net	20,600	25,516	4,916	19.3%
Income (loss) before income taxes	(134,323)	242,522	(376,845)	(155.4)%
Income tax expense (benefit)	(14,939)	68,145	83,084	121.9%
Net income (loss)	(119,384)	174,377	(293,761)	(168.5)%
Less: Income (loss) attributable to non-controlling interest	(31)	12	(43)	*
Income (loss) attributable to common stockholders	$(119,353)	$174,365	$(293,718)	(168.5)%

Weighted average shares outstanding
Basic	89,908	92,628
Diluted	89,908	95,308
Earnings (losses) per share
Basic	$(1.33)	$1.88
Diluted	$(1.33)	$1.83
* not meaningful

Revenue
Our revenue for the year ended December 31, 2015 decreased $666.1 million, or 38.3%, to $1,073.7 million compared to the year ended December 31, 2014. For the year ended December 31, 2015, our Drilling & Subsea segment, Completions segment, and Production & Infrastructure segment comprised 45.3%, 24.9% and 29.8% of our total revenue, respectively, compared to 49.6%, 25.3% and 25.1%, respectively, for the year ended December 31, 2014. The revenue changes by operating segment consisted of the following:
Drilling & Subsea segment — Revenue decreased $377.0 million, or 43.6%, to $487.3 million during the year ended December 31, 2015 compared to the year ended December 31, 2014. The decrease is primarily attributable to decreased oil and natural gas drilling activity in North America and, to a lesser extent lower international activity. The U.S. average rig count decreased 48% compared to the prior year period, and the number of rigs working in the U.S. was down 62% from the beginning to the end of the year, resulting in decreased sales of our drilling equipment. We also recognized lower revenue compared to the prior year period on our subsea products such as workclass ROVs as investment in deepwater oil and natural gas projects has declined.
Completions segment — Revenue decreased $174.1 million, or 39.4%, to $267.2 million during the year ended December 31, 2015 compared to the year ended December 31, 2014. The decrease is primarily attributable to decreased oil and natural gas drilling and well completions activity primarily in North America, and resulting in decreased sales of our completions products. The decrease in revenue was also due to lower sales of our consumable flow equipment products to pressure pumping service providers, offset by the addition of J-Mac sales from the first quarter 2015 acquisition.
Production & Infrastructure segment - Revenue decreased $115.8 million, or 26.5%, to $320.4 million during the year ended December 31, 2015 compared to the year ended December 31, 2014. The decrease in revenue was due to lower sales of our surface production equipment to exploration and production operators. Our customers, exploration and production operators, completed fewer wells in the current year resulting in lower spending with their suppliers, including us. Unlike our other product lines, Valve Solutions derives a significant portion of its revenue from the midstream, downstream and processing sectors, which have not suffered the same decline in activity experienced as the upstream sector. Revenue for the product line decreased, primarily due to reduced sales in the upstream sector including the slower Canadian market activity, and fewer large project orders in the downstream sector. However, the decrease was less than that experienced by our other product lines.
Segment operating income and segment operating margin percentage
Segment operating income for the year ended December 31, 2015 decreased $259.2 million, or 95.4%, to $12.6 million compared to the year ended December 31, 2014. The 2015 results include total charges of $63.7 million related to several facility consolidations and closures, inventory write-downs across all product lines attributable to expected continuing lower activity levels, and severance paid to employees under our policy for reductions in force. In 2014, similar charges totaled $3.8 million. The segment operating margin percentage is calculated by dividing segment operating income by revenue. For the year ended December 31, 2015, the adjusted segment operating margin percentage, excluding charges, decreased to 7.1% from the 15.8% adjusted operating margin percentage for the year ended December 31, 2014. We believe that adjusted operating margins excluding the costs described above are useful for assessing operating performance, especially when comparing periods. The change in adjusted operating margin percentage for each segment, excluding charges, is explained as follows:
Drilling & Subsea segment — The operating margin percentage decreased to 1.4% for the year ended December 31, 2015 from 15.2% for the year ended December 31, 2014. The charges described above that were excluded from this segment’s adjusted operating margin for 2015 and 2014, respectively, were approximately $32.1 million and $1.6 million. Excluding these charges, the adjusted operating margin percentage decreased to 8.0%, for the year ended December 31, 2015, from 15.3% for the year ended December 31, 2014. The primary reasons for the decrease in adjusted operating margin percentage are lower activity levels, causing a loss of manufacturing scale efficiencies, and more intense competition for fewer sales opportunities which reduces prices charged to the customer.
Completions segment — The operating margin percentage decreased to 4.2% for the year ended December 31, 2015 from 28.7% for the year ended December 31, 2014. The charges described above that were excluded from this segment’s adjusted operating margin for 2015 and 2014 were approximately $25.2 million and $0.1 million, respectively. Excluding these charges, the adjusted operating margin percentage decreased to 13.6%, for the year ended December 31, 2015, from 28.7% for the year ended December 31, 2014. The overall decrease in operating margin percentage is due to reduced operating leverage on lower volumes and pricing pressure especially on consumable flow equipment sold to pressure pumping service companies. Also impacting margins was lower earnings from our investment in Global Tubing, LLC.
Production & Infrastructure segment — The operating margin percentage decreased to 7.1% for the year ended December 31, 2015 from 12.9% for the year ended December 31, 2014. The charges described above that were excluded from this segment’s adjusted operating margin for 2015 and 2014, respectively, were approximately $5.1 million and $0.4 million. Excluding these charges, adjusted operating margin percentage decreased to 8.7% for the year ended December 31, 2015, from 13.0% for the year ended December 31, 2014. The decrease in adjusted operating margin percentage was attributable to higher competition for fewer sales on lower activity levels, and reduced operating leverage on lower volumes.
Corporate — Selling, general and administrative expenses for Corporate decreased $13.9 million, or 33.2%, for the year ended December 31, 2015 compared to the year ended December 31, 2014 due to lower personnel costs, including reduced bonus accruals, and lower professional fees. Corporate costs include, among other items, payroll related costs for general management and management of finance and administration, legal, human resources and information technology; professional fees for legal, accounting and related services; and marketing costs.
Other items not included in segment operating income
Several items are not included in segment operating income, but are included in total operating income. These items include: transaction expenses, gains/losses from the sale of assets, and impairment losses of intangible assets and goodwill. Transaction expenses relate to legal and other advisory costs incurred in acquiring businesses, including fees to accomplish an internal legal entity restructuring, and are not considered to be part of segment operating income. These costs were $0.5 million and $2.3 million for the years ended December 31, 2015 and 2014, respectively. In the year ended December 31, 2015, we recognized a net loss of $0.7 million on sales of assets, primarily related to plant consolidations.
The 2015 impairment losses for intangible assets and goodwill were $1.9 million and $123.2 million, respectively. The intangible assets that were written off related to certain trade names that were no longer in use. Due to the further deterioration of market conditions for our products, the goodwill impairment test showed that goodwill in our subsea product line was impaired, and based on a valuation of the applicable assets we recorded a charge in the fourth quarter 2015. No impairment losses were recorded on goodwill or indefinite-lived intangible assets for the year ended December 31, 2014.
Other income and expense
Other income and expense includes interest expense, and foreign exchange gains and losses. We incurred $29.9 million of interest expense during the year ended December 31, 2015, a decrease of $0.1 million from the year ended December 31, 2014. The change in foreign exchange gains or losses is primarily the result of movements in the British pound and the Euro relative to the U.S. dollar.
Taxes
Tax expense includes current income taxes expected to be due based on taxable income to be reported during the periods in the various jurisdictions in which we conduct business, and deferred income taxes based on changes in the tax effect of temporary differences between the bases of assets and liabilities for financial reporting and tax purposes at the beginning and end of the respective periods. The effective tax rate, calculated by dividing total tax expense by income before income taxes, was a benefit of 11.1% and a provision of 28.1% for the years ended December 31, 2015 and 2014, respectively. The effective tax rate for the year ended December 31, 2015 is significantly different than the comparable period in 2014 primarily due to a higher proportion of our earnings being generated outside the United States in jurisdictions subject to lower tax rates and because the majority of the goodwill impairment loss was not tax deductible. The effective tax rate can vary from period to period depending on our relative mix of U.S. and non-U.S. earnings. Excluding the goodwill and intangible asset impairment and the charges discussed above in the segment operating margin discussion, our effective tax rate would have been approximately 22% for the year ended December 31, 2015.

Year ended December 31, 2014 compared to year ended December 31, 2013

	Year ended December 31,		Favorable / (Unfavorable)
	2014	2013	$	%
(in thousands of dollars, except per share information)
Revenue:
Drilling & Subsea	$864,320	$727,779	$136,541	18.8%
Completions	441,345	336,076	105,269	31.3%
Production & Infrastructure	436,271	462,534	(26,263)	(5.7)%
Eliminations	(2,219)	(1,578)	(641)	*
Total revenue	$1,739,717	$1,524,811	$214,906	14.1%
Cost of sales:
Drilling & Subsea	$580,195	$491,896	$(88,299)	(18.0)%
Completions	279,961	214,167	(65,794)	(30.7)%
Production & Infrastructure	322,328	345,101	22,773	6.6%
Eliminations	(2,219)	(1,578)	641	*
Total cost of sales	$1,180,265	$1,049,586	$(130,679)	(12.5)%
Gross profit:
Drilling & Subsea	$284,125	$235,883	$48,242	20.5%
Completions	161,384	121,909	39,475	32.4%
Production & Infrastructure	113,943	117,433	(3,490)	(3.0)%
Total gross profit	$559,452	$475,225	$84,227	17.7%
Selling, general and administrative expenses:
Drilling & Subsea	$153,052	$135,841	$(17,211)	(12.7)%
Completions	59,959	48,282	(11,677)	(24.2)%
Production & Infrastructure	57,795	56,115	(1,680)	(3.0)%
Corporate	42,015	29,431	(12,584)	(42.8)%
Total selling, general and administrative expenses	$312,821	$269,669	$(43,152)	(16.0)%
Operating income:
Drilling & Subsea	$131,072	$100,042	$31,030	31.0%
Operating income margin %	15.2%	13.7%
Completions	126,590	80,939	45,651	56.4%
Operating income margin %	28.7%	24.1%
Production & Infrastructure	56,148	61,318	(5,170)	(8.4)%
Operating income margin %	12.9%	13.3%
Corporate	(42,015)	(29,431)	(12,584)	(42.8)%
Total segment operating income	$271,795	$212,868	$58,927	27.7%
Operating income margin %	15.6%	14.0%
Transaction expenses	2,326	2,700	374	(13.9)%
(Gain)/loss on sale of assets	1,431	614	(817)	*
Income from operations	268,038	209,554	58,484	27.9%
Interest expense, net	29,847	18,370	(11,477)	(62.5)%
Other, net	(4,331)	2,953	7,284	*
Deferred loan costs written off	—	2,149	2,149	100.0%
Other (income) expense, net	25,516	23,472	(2,044)	(8.7)%
Income before income taxes	242,522	186,082	56,440	30.3%
Income tax expense	68,145	56,478	(11,667)	(20.7)%
Net income	174,377	129,604	44,773	34.5%
Less: Income attributable to non-controlling interest	12	65	(53)	*
Income attributable to common stockholders	$174,365	$129,539	$44,826	34.6%

Weighted average shares outstanding
Basic	92,628	90,697
Diluted	95,308	94,604
Earnings per share
Basic	$1.88	$1.43
Diluted	$1.83	$1.37
* not meaningful
Revenue

Our revenue for the year ended December 31, 2014 increased $214.9 million, or 14.1%, to $1,739.7 million compared to the year ended December 31, 2013. For the year ended December 31, 2014, our Drilling & Subsea segment, Completions segment, and Production & Infrastructure segment comprised 49.6%, 25.3% and 25.1% of our total revenue, respectively, compared to 47.7%, 22.0% and 30.3%, respectively, for the year ended December 31, 2013. The revenue changes by operating segment consisted of the following:
Drilling & Subsea segment — Revenue increased $136.5 million, or 18.8%, to $864.3 million during the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase is primarily attributable to increased market activity as reflected in higher average rig counts as compared to the prior year. We have had particularly strong increases in sales of our pipe handling tools, other drilling capital and consumable products, and workclass remotely operated vehicles. A portion of the increase is attributable to two acquisitions closed in the third quarter 2013 and one in the second quarter 2014, offset by a small divestiture in the first quarter 2014.
Completions segment — Revenue increased $105.3 million, or 31.3%, to $441.3 million during the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase is primarily attributable to increased market activity as reflected in higher average rig counts as compared to the prior year. The increase in revenue was primarily due to a strong recovery in the market for our flow equipment products as sales of well stimulation products increased 45% over the prior year.
Production & Infrastructure segment — Revenue decreased $26.3 million, or 5.7%, to $436.3 million during the year ended December 31, 2014 compared to the year ended December 31, 2013. This revenue decrease was due to lower shipments of surface production equipment products during the year as we experienced more intense competition for projects.
Segment operating income and segment operating margin percentage
Segment operating income for the year ended December 31, 2014 increased $58.9 million, or 27.7%, to $271.8 million compared to the year ended December 31, 2013. The segment operating margin percentage is calculated by dividing segment operating income by revenue. For the year ended December 31, 2014, the segment operating margin increased to 15.6% from 14.0% operating margin percentage for the year ended December 31, 2013. The change in operating margin percentage for each segment is explained as follows:
Drilling & Subsea segment — The operating margin percentage improved to 15.2% for the year ended December 31, 2014 from 13.7% for the year ended December 31, 2013. Severance and facility closure costs of $6.1 million were incurred in the third quarter 2013 to bring our cost structure in line with activity levels at that time and additional severance costs of $1.5 million were incurred in the fourth quarter 2014. Excluding these costs, the operating margin increased from 14.5% in 2013 to 15.3% in 2014. We believe these operating margins, that have excluded the costs described above, are useful to investors to assess operating performance especially when comparing periods. This increase of 160 basis points in the normalized operating margin is primarily attributable to greater volumes of higher margin drilling products, and overall lower selling, general and administrative costs as a percentage of revenue.
Completions segment — The operating margin percentage improved to 28.7% for the year ended December 31, 2014 from 24.1% for the year ended December 31, 2013. The improvement in operating margin percentage was attributable to improved margins in flow equipment on higher activity levels and higher equity earnings from the investment in Global Tubing, LLC joint venture acquired mid-year in 2013.
Production & Infrastructure segment — Operating margin percentage decreased to 12.9% for the year ended December 31, 2014, from 13.3% for the year ended December 31, 2013. The decrease in operating margin percentage was attributable to higher competition for fewer sales on lower activity levels, and reduced operating leverage on lower volumes.
Corporate — Selling, general and administrative expenses for Corporate increased $12.6 million, or 42.8%, for the year ended December 31, 2014 compared to the year ended December 31, 2013 due to higher personnel costs and professional fees. Included in the 2014 and 2013 expenses are severance charges of $1.5 million and $0.4 million, respectively. Corporate costs include, among other items, payroll related costs for general management and management of finance and administration, legal, human resources, information technology, professional fees for legal, accounting and related services, and marketing costs.

Other items not included in segment operating income
Several items are not included in segment operating income, but are included in total operating income. These items include: transaction expenses and gains/losses from the sale of assets. Transaction expenses relate to legal and other advisory costs incurred in acquiring businesses, including fees to accomplish an internal legal entity restructuring, and are not considered to be part of segment operating income. These costs were $2.3 million and $2.7 million for the years ended December 31, 2014 and 2013, respectively. Included as a reduction to the equity earnings of Global Tubing LLC for the year ended December 31, 2013 were $0.8 million of transaction expenses. In the year ended December 31, 2014, we recognized a loss of $1.4 million on sales of assets, primarily from a loss of $0.8 million on the sale of our subsea pipe joint protective coatings business.
Other income and expense
Other income and expense includes interest expense, foreign exchange gains and losses and deferred loan costs written off. We incurred $29.8 million of interest expense during the year ended December 31, 2014, an increase of $11.5 million from the year ended December 31, 2013. The increase in interest expense was attributable to the higher interest rate on our Senior Notes issued in the fourth quarter 2013 compared to the relatively lower variable interest rate under our Credit Facility. The term loan under our Credit Facility was paid off from the net proceeds on our Senior Notes. Accordingly, unamortized debt issue costs of $2.1 million associated with the term loan were charged to expense during 2013. The change in foreign exchange gains or losses is primarily the result of movements in the British pound relative to the U.S. dollar, resulting in net losses in 2013 and net gains in 2014.
Taxes
Tax expense includes current income taxes expected to be due based on taxable income to be reported during the periods in the various jurisdictions in which we conduct business, and deferred income taxes based on changes in the tax effect of temporary differences between the bases of assets and liabilities for financial reporting and tax purposes at the beginning and end of the respective periods. The effective tax rate, calculated by dividing total tax expense by income before income taxes, was 28.1% and 30.4% for the years ended December 31, 2014 and 2013, respectively. The effective tax rate for the year ended December 31, 2014 is lower than the comparable period in 2013 primarily due to a higher proportion of our earnings being generated outside the United States in jurisdictions subject to lower tax rates and benefits received from certain domestic tax incentives. The effective tax rate can vary from period to period depending on our relative mix of U.S. and non-U.S. earnings.
Liquidity and capital resources
Sources and uses of liquidity
Our internal sources of liquidity are cash on hand and cash flows from operations, while our primary external sources have included Credit Facility and Amended Facility described below, trade credit, and the issuance of our senior notes described below. Our primary uses of capital have been for acquisitions, ongoing maintenance and growth capital expenditures, inventories and sales on credit to our customers. We continually monitor potential capital sources, including equity and debt financing, to meet our investment and target liquidity requirements. Our future success and growth will be highly dependent on our ability to continue to access outside sources of capital.
At December 31, 2015, we had cash and cash equivalents of $109.2 million and total debt of $396.3 million. We believe that cash on hand and cash generated from operations will be sufficient to fund operations, working capital needs, capital expenditure requirements and financing obligations for the foreseeable future.
Our total 2016 capital expenditure budget is approximately $20.0 million, which consists of, among other items, investments in maintaining and expanding certain manufacturing facilities, replacing end of life machinery and equipment, maintaining our rental fleet of subsea equipment, and continuing implementation of our enterprise resource planning and attendant systems. This budget does not include expenditures for potential business acquisitions.
The amount of capital expenditures incurred in 2015 was $32.3 million. These expenditures were paid for from internally generated funds. We believe cash flows from operations should be sufficient to fund our capital requirements for 2016.
Although we do not budget for acquisitions, pursuing growth through acquisitions is a significant part of our business strategy. We expanded and diversified our product portfolio with the acquisition of one business in the first quarter 2015 for total consideration (net of cash acquired) of $61.9 million, one business in the second quarter 2014 for total consideration (net of cash acquired) of $38.3 million, and two businesses and our joint venture investment in 2013 for total consideration (net of cash acquired) of approximately $230.0 million. We used cash on hand and borrowings under the Credit Facility to finance these acquisitions. We continue to actively review acquisition opportunities on an ongoing basis. Our ability to make significant additional acquisitions for cash may require us to obtain additional equity or debt financing, which we may not be able to obtain on terms acceptable to us or at all.
In October 2014, our Board of Directors approved a share repurchase program for the repurchase of outstanding shares of our common stock with an aggregate purchase price of up to $150 million. We have purchased approximately 4.5 million shares of stock under this program for aggregate consideration of approximately $100.2 million. Remaining authorization under this program is $49.8 million. However, our Amended Facility prohibits us from repurchasing shares.
Our cash flows for the years ended December 31, 2015, 2014 and 2013 are presented below (in millions):

	Year ended December 31,
	2015	2014	2013
Net cash provided by operating activities	$155.9	$270.0	$211.4
Net cash used in investing activities	(91.3)	(70.7)	(289.0)
Net cash provided by (used in) financing activities	(26.9)	(162.0)	77.1
Net increase (decrease) in cash and cash equivalents	32.7	37.0	(1.5)
Free cash flow, before acquisitions	$125.4	$218.9	$152.1
Free cash flow, a non-GAAP financial measure, is defined as net income, increased by non-cash charges included in net income (e.g., depreciation and amortization and deferred income taxes), increased or decreased by changes in net working capital, less capital expenditures for property and equipment net of proceeds from sale of property and equipment and other, plus the payment of contingent consideration included in operating activities. Management believes free cash flow is an important measure because it encompasses both profitability and capital management in evaluating results. A reconciliation of cash flow from operating activities to free cash flow, before acquisitions, is as follows (in millions):

	Year ended December 31,
	2015	2014	2013
Cash flow from operating activities	$155.9	$270.0	$211.4
Capital expenditures for property and equipment	(32.3)	(53.8)	(60.3)
Proceeds from sale of property and equipment	1.8	2.7	1.0
Free cash flow, before acquisitions	$125.4	$218.9	$152.1
Cash flows provided by operating activities
Net cash provided by operating activities was $155.9 million and $270.0 million for the years ended December 31, 2015 and 2014, respectively. Cash provided by operations decreased primarily as a result of lower earnings, offset by the positive cash flow resulting from changes in working capital, such as accounts receivable, compared to the year ended December 31, 2014.
Net cash provided by operating activities was $270.0 million and $211.4 million for the years ended December 31, 2014 and 2013, respectively. Cash provided by operations increased as a result of higher earnings offset slightly by higher incremental investments in working capital as a result of higher activity levels as compared to the year ended December 31, 2013.
Our operating cash flows are sensitive to a number of variables, the most significant of which is the level of drilling and production activity for oil and natural gas reserves. These activity levels are in turn impacted by the volatility of oil and natural gas prices, regional and worldwide economic activity and its effect on demand for hydrocarbons, weather, infrastructure capacity to reach markets and other variable factors. These factors are beyond our control and are difficult to predict.
Cash flows used in investing activities
Net cash used in investing activities was $91.3 million and $70.7 million for the years ended December 31, 2015 and 2014, respectively, a $20.6 million increase. The increase was primarily due to consideration of $60.8 million paid for an acquisition during the year ended December 31, 2015 compared to consideration of $38.3 million paid for an acquisition during the year ended December 31, 2014. A lower investment in property and equipment of $32.3 million was made during the year ended December 31, 2015 compared to an investment of $53.8 million during the year ended December 31, 2014. The proceeds from the sale of business and properties was $1.8 million during the year ended December 31, 2015, compared to $12.2 million during the year ended December 31, 2014. In addition, there was no return of investment in our unconsolidated subsidiary during the year ended December 31, 2015, compared to $9.2 million during the year ended December 31, 2014.
Net cash used in investing activities was $70.7 million and $289.0 million for the years ended December 31, 2014 and December 31, 2013, respectively, a $218.3 million decrease. The decrease was primarily due to consideration of $38.3 million paid for an acquisition during the year ended December 31, 2014 compared to consideration of $229.7 million paid for two acquisitions and an investment in a joint venture that closed during the year ended December 31, 2013. Additionally, a lower investment in property and equipment of $53.8 million was made during the year ended December 31, 2014 compared an investment of $60.3 million during the year ended December 31, 2013.
Other than capital required for acquisitions, we expect to fund all maintenance and other growth capital expenditures from our current cash on hand, and from internally generated funds.
Cash flows provided by (used in) financing activities
Net cash used in financing activities was $26.9 million for the year ended December 31, 2015 and was primarily due to the net pay down of debt of 25.8 million.
Net cash used in financing activities was $162.0 million for the year ended December 31, 2014 and was primarily due to the repurchase of our stock for $96.6 million and the net pay down of long-term debt during the period of $84.2 million.
Net cash provided by financing activities was $77.1 million for the year ended December 31, 2013 and consisted primarily of net proceeds from our issuance of the senior notes and other borrowings under our Credit Facility, net of long-term debt repayment, contingent consideration payment and deferred financing costs. The net proceeds from the senior notes issuance were used to repay amounts outstanding under our Credit Facility.
Senior Notes Due 2021
In October 2013, we issued $300.0 million of 6.25% senior unsecured notes due 2021 at par, and in November 2013 we issued an additional $100.0 million aggregate principal amount of the notes at 103.25% of par, plus accrued interest from October 2, 2013 (the "Senior Notes"). The Senior Notes bear interest at a rate of 6.25% per annum, payable on April 1 and October 1 of each year, and mature on October 1, 2021. Net proceeds from the issuances of approximately $394.0 million, after deducting initial purchasers' discounts and offering expenses and excluding accrued interest paid by the purchasers, were used for the repayment of the then-outstanding term loan balance and a portion of the revolving Credit Facility balance.
The terms of the Senior Notes are governed by the indenture, dated October 2, 2013 (the “Indenture”), by and among us, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Senior Notes are senior unsecured obligations, are guaranteed on a senior unsecured basis by our subsidiaries that guarantee the Amended Facility and rank junior to, among other indebtedness, the Amended Facility to the extent of the value of the collateral securing the Amended Facility. The Senior Notes contain customary covenants including some limitations and restrictions on our ability to pay dividends on, purchase or redeem our common stock or purchase or redeem our subordinated debt; make certain investments; incur or guarantee additional indebtedness or issue certain types of equity securities; create certain liens, sell assets, including equity interests in our restricted subsidiaries; redeem or prepay subordinated debt; restrict dividends or other payments of our restricted subsidiaries; consolidate, merge or transfer all or substantially all of our assets; engage in transactions with affiliates; and create unrestricted subsidiaries. Many of these restrictions will terminate if the Senior Notes become rated investment grade. The Indenture also contains customary events of default, including nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. We are required to offer to repurchase the Senior Notes in connection with specified change in control events or with excess proceeds of asset sales not applied for permitted purposes.
We may redeem the Senior Notes due 2021:

•	beginning on October 1, 2016 at a redemption price of 104.688% of their principal amount plus accrued and unpaid interest and additional interest, if any; then

•	at a redemption price of 103.125% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning October 1, 2017; then

•	at a redemption price of 101.563% of their principal amount plus accrued and unpaid interest and additional interest, if any, for the twelve-month period beginning October 1, 2018; and then

•	at a redemption price of 100.000% of their principal amount plus accrued interest and unpaid interest and additional interest, if any, beginning on October 1, 2019.

•
We may also redeem some or all of the Senior Notes due 2021 before October 1, 2016 at a redemption price of 100.000% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date, plus an applicable premium.

•
In addition, before October 1, 2016, we may redeem up to 35% of the aggregate principal amount with the proceeds of certain equity offerings at 106.250% of their principal amount plus accrued and unpaid interest and additional interest, if any; we may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount originally issued remains outstanding.

Credit Facility
As of December 31, 2015, we had a Credit Facility with Wells Fargo Bank, National Association, as administrative agent, and several financial institutions as lenders, which provided for a $600.0 million revolving credit facility, including up to $75.0 million available for letters of credit and up to $25.0 million in swingline loans. We had no borrowings outstanding under our Credit Facility, $12.7 million of outstanding letters of credit, and the capacity to borrow an additional $323.7 million under the Credit Facility. Our Credit Facility matures in November 2018. Weighted average interest rates under the Credit Facility for the twelve months ended December 31, 2015 and 2014 were approximately 2.00%.
On February 25, 2016, we amended our senior secured Credit Facility to reduce commitment fees and provide borrowing capacity for general corporate purposes. Our Amended Facility provides for a $200.0 million revolving credit line, including up to $25.0 million available for letters of credit and up to $10.0 million in swingline loans. Availability under the Amended Facility is subject to a borrowing base calculated by reference to eligible accounts receivable in the United States, United Kingdom and Canada, eligible inventory in the United States, and cash on hand.
We were in compliance with all financial covenants under the Credit Facility at December 31, 2015 and through the effective date of the Amended Facility. We anticipate that we will continue to be in compliance with the Amended Facility throughout 2016.
Subject to the terms of the Amended Facility, we have the ability to increase the credit facility by an additional $150.0 million.
All of the obligations under the Amended Facility are secured by first priority liens (subject to permitted liens) on substantially all of the assets of the Company and its wholly-owned domestic restricted subsidiaries, with exceptions for real property and certain other assets. Additionally, all of the obligations under the Amended Facility are guaranteed by the wholly-owned domestic restricted subsidiaries of the Company.
The Amended Facility contains various covenants that, among other things, limit our ability to incur additional indebtedness, grant certain liens, make certain loans and investments, make distributions, enter into mergers or acquisitions unless certain conditions are satisfied, enter into hedging transactions, change our lines of business, prepay certain indebtedness, enter into certain affiliate transactions or engage in certain asset dispositions. Additionally, the Amended Facility limits our ability to incur additional indebtedness with certain exceptions, including the ability to incur up to $150.0 million of additional unsecured debt, $10.0 million of capital leases, $30.0 million of foreign overdraft lines, $10.0 million of letters of credit outside the facility, and $50.0 million of other debt.
The Amended Facility also contains financial covenants, which, among other things, require us, on a consolidated basis, to maintain specified financial ratios or conditions summarized as follows:

•
Senior secured debt to adjusted EBITDA of not more than 4.50 to 1.0 for the period from February 25, 2016 through December 31, 2016, not more than 4.0 to 1.0 for the period from January 1, 2017 through December 31, 2017 and not more than 3.50 to 1.0 for the period from January 1, 2018 through the termination of the facility; and

•
A fixed charge coverage ratio of not more than 1.25 to 1.0. This ratio is measured as EBITDA minus maintenance capital expenditures minus taxes paid in cash divided by scheduled principal and interest payments. The fixed charge coverage ratio is tested only if availability under the Amended Facility falls below certain levels.

Under the Amended Facility, EBITDA is defined to generally exclude the effect of non-cash items, and to give pro forma effect to acquisitions and non-ordinary course asset sales (with adjustments to EBITDA of the acquired businesses or related to the sold assets to be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the Administrative Agent under the Amended Facility). The EBITDA of Global Tubing is excluded until such time as it is distributed cash to the Company.

We have the ability to elect the interest rate applicable to borrowings under the Amended Facility. Interest under the Amended Facility may be determined by reference to (1) the London interbank offered rate, or LIBOR, plus an applicable margin which ranges from 3.0% to 4.0% per annum or (2) the Adjusted Base Rate plus an applicable margin which ranges from 0.00% to 1.50% per annum, in each case with the applicable margin depending upon availability under the Amended Facility. The Adjusted Base Rate is equal to the highest of (1) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus one half of 1.0%, (2) the prime rate of Wells Fargo Bank, National Association, as established from time to time at its principal U.S. office and (3) daily LIBOR for an interest period of one-month plus 1.0%.
Interest is payable quarterly for base rate loans and at the end of each interest period for LIBOR loans, except that if the interest period for a LIBOR loan is longer than three months, interest is paid at the end of each three-month period.
The Amended Facility also provides for a commitment fee in the amount of 0.375% per annum on the unused portion of commitments.
If an event of default exists under the Amended Facility, lenders holding greater than 50% of the aggregate outstanding loans and letter of credit obligations and unfunded commitments have the right to accelerate the maturity of the obligations outstanding under the Amended Facility and exercise other rights and remedies. Obligations outstanding under the Amended Facility, however, will be automatically accelerated upon an event of default arising from a bankruptcy or insolvency event. Each of the following constitutes an event of default under the Amended Facility:

•	Failure to pay any principal when due or any interest, fees or other amount within certain grace periods;

•	Representations and warranties in the Amended Facility or other loan documents being incorrect or misleading in any material respect;

•	Failure to perform or otherwise comply with the covenants in the Amended Facility or other loan documents, subject, in certain instances, to grace periods;

•	Impairment of security under the loan documents affecting collateral having a fair market value in excess of $25 million;

•	The actual or asserted invalidity of any material provisions of the guarantees of the indebtedness under the Amended Facility;

•
Default by us or our restricted subsidiaries in the payment of any other indebtedness with a principal amount in excess of $25 million, any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness, or such indebtedness will be declared due and payable prior to its scheduled maturity;

•	Bankruptcy or insolvency events involving us or our restricted subsidiaries;

•	The entry, and failure to pay, of one or more adverse judgments in excess of $25 million, upon which enforcement proceedings are commenced or that are not stayed pending appeal; and

•	The occurrence of a change in control (as defined in the Amended Facility).
Off-balance sheet arrangements
As of December 31, 2015, we had no off-balance sheet instruments or financial arrangements, other than operating leases and letters of credit entered into in the ordinary course of business.

Contractual obligations
Our debt, lease and financial obligations as of December 31, 2015 will mature and become due and payable according to the following table (in thousands):

	2016	2017	2018	2019	2020	After 2020	Total
Senior notes due October 2021 (1)	$25,000	$25,000	$25,000	$25,000	$25,000	$418,750	$543,750
Senior secured credit facility	—	—	—	—	—	—	—
Other debt	253	46	—	—	—	—	299
Operating leases	18,153	13,379	9,672	8,522	7,485	16,158	73,369
Letters of credit	9,543	928	2,249	—	—	—	12,720
Pension	356	325	331	329	343	5,981	7,665
Total	$53,305	$39,678	$37,252	$33,851	$32,828	$440,889	$637,803
(1) Includes 6 years of interest on $400 million of senior notes at 6.25% that become due in 2021.

Inflation
Global inflation has been relatively low in recent years and did not have a material impact on our results of operations during 2015, 2014 or 2013. Although the impact of inflation has been insignificant in recent years, it is still a factor in the global economy and we tend to experience inflationary pressure on the cost of raw materials and components used in our products.
Critical accounting policies and estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. We provide expanded discussion of our most critical accounting policies, estimates and judgments below. We believe that these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements.
Revenue recognition
The substantial majority of our revenue is recognized when the associated goods are shipped and title passes to the customer or when services have been rendered, as long as all of the criteria for recognition described in Note 2 of the Notes to the Consolidated Financial Statements in Part II, Item 8 "Financial Statements and Supplementary Data" of this Annual Report on Form 10-K have been met. The only revenue recognition criteria requiring judgment on these sales is assurance of collectability. We carefully evaluate creditworthiness of our customers before extending payment terms other than cash upfront, and historically we have not incurred significant losses for bad debt.
Revenue generated from long-term contracts, typically longer than six months in duration, is recognized on the percentage-of-completion method of accounting. Approximately 8% of our 2015 revenue was accounted for on this basis. There are significant estimates and judgments involved in recognizing revenue over the term of the contract. For that portion of our business accounted for on the percentage-of-completion method, we generally recognize revenue and cost of goods sold each period based upon the advancement of the work-in-progress. The percentage complete is determined based on the ratio of costs incurred to date to total estimated costs for the project. The percentage-of-completion method requires management to calculate reasonably dependable estimates of progress towards completion and total contract costs. Each period these long-term contracts are reevaluated and may result in upward or downward revisions in estimated total costs, which are accounted for in the period of the change to reflect a catch up adjustment for the cumulative impact from inception of the contract to date in the period of the revision. Whenever revisions of estimated contract costs and contract value indicates that the contract costs will exceed estimated revenue, thus creating a loss, a provision for the total estimated loss is recorded in that period.
Revenue from the rental of equipment or providing of services is recognized over the period when the asset is rented or services are rendered and collectability is reasonably assured. Rates for asset rental and service provision are priced on a per day, per man hour, or similar basis. There are typically delays in receiving some field tickets reporting utilization of equipment or personnel requiring us to make estimates for revenue recognition in the period. In the following period, these estimates are adjusted to actual field tickets received late.
Share-based compensation
We account for awards of share-based compensation at fair value on the date granted to employees and recognize the compensation expense in the financial statements over the requisite service period. Fair value of the share-based compensation was measured using the fair value of the common stock for restricted stock and restricted stock units, the Black-Scholes model for most of the outstanding options, and a lattice model for performance share units. These models require assumptions and estimates for inputs, especially the estimate of the volatility in the value of the underlying share price, that affect the resultant values and hence the amount of compensation expense recognized.
Inventories
Inventory, consisting of finished goods and materials and supplies held for resale, is carried at the lower of cost or market. We evaluate our inventories, based on an analysis of stocking levels, historical sales experience and future sales forecasts, to determine obsolete, slow-moving and excess inventory. While we have policies for calculating and recording reserves against inventory carrying values, we exercise judgment in establishing and applying these policies.
Business combinations, goodwill and other intangible assets
Goodwill acquired in connection with business combinations represents the excess of consideration over the fair value of net assets acquired. Certain assumptions and estimates are employed in evaluating the fair value of assets acquired and liabilities assumed. These estimates may be affected by factors such as changing market conditions, technological advances in the oil and natural gas industry or changes in regulations governing that industry. The most significant assumptions requiring judgment involve identifying and estimating the fair value of intangible assets and the associated useful lives for establishing amortization periods. To finalize purchase accounting for significant acquisitions, we utilize the services of independent valuation specialists to assist in the determination of the fair value of acquired intangible assets.
For goodwill and intangible assets with indefinite lives, an assessment for impairment is performed annually or when there is an indication an impairment may have occurred. We typically complete our annual impairment test for goodwill and other indefinite-lived intangibles using an assessment date of October 1. Goodwill is reviewed for impairment by comparing the carrying value of each of our six reporting unit’s net assets, including allocated goodwill, to the estimated fair value of the reporting unit. We determine the fair value of our reporting units using a discounted cash flow approach. We selected this valuation approach because we believe it, combined with our best judgment regarding underlying assumptions and estimates, provides the best estimate of fair value for each of our reporting units. Determining the fair value of a reporting unit requires the use of estimates and assumptions. Such estimates and assumptions include revenue growth rates, future operating margins, the weighted average cost of capital, a terminal growth value, and future market conditions, among others. We believe that the estimates and assumptions used in our impairment assessments are reasonable. If the reporting unit’s carrying value is greater than its calculated fair value, a second step is performed whereby the implied fair value of goodwill is estimated by allocating the fair value of the reporting unit in a hypothetical purchase price allocation analysis. We recognize a goodwill impairment charge for the amount by which the carrying value of goodwill exceeds its reassessed fair value.
At October 1, 2015, we performed our annual impairment test on each of our reporting units and concluded that there had been no impairment because the estimated fair values of each of those reporting units exceeded its carrying value. However, several factors occurred late in the fourth quarter of 2015 that indicated an occurrence of further declines in market activity.  These factors include: 1) the Organization of Petroleum Exporting Countries confirmed that its members would not reduce production even in the face of low commodity prices and excess global oil supply; 2) oil prices declined further; 3) a consensus expectation developed that oil prices would stay lower for longer than previously expected; 4) exploration and production companies significantly decreased their budgets as the demand for oil and gas was lower and production was significantly less economical for them; and 5) macroeconomic concerns developed regarding a slowdown in the global economy. Due to this further deterioration of market conditions for our products, we re-performed the goodwill impairment test on all six reporting units, and recorded $123.2 million of impairment losses for our Subsea reporting unit for the year ended December 31, 2015. If these market conditions continue to exist, we may have additional impairment charges in our reporting units in the future. No impairment losses were recorded on goodwill for the years ended December 31, 2014 and 2013.

Intangible assets with definite lives are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the fourth quarter of 2015, an impairment loss of $1.9 million related to certain trade names that were no longer in use was recorded. No impairments to intangible assets were recorded in 2014 and 2013.
Income taxes
We follow the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon temporary differences between the carrying amounts and tax bases of our assets and liabilities at the balance sheet date, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. We record a valuation allowance whenever management believes that it is more likely than not that any deferred tax asset will not be realized. We must apply judgment in assessing the realizability of deferred tax assets, including estimating our future taxable income, to predict whether a future cash tax reduction will be realized from the deferred tax asset. Any changes in the valuation allowance due to changes in circumstances and estimates are recognized in income tax expense in the period the change occurs.
The accounting guidance for income taxes requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. If a tax position meets the "more likely than not" recognition criteria, the accounting guidance requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement. If management determines that likelihood of sustaining the realization of the tax benefit is less than or equal to 50%, then the tax benefit is not recognized in the financial statements.
We have operations in countries other than the United States. Consequently, we are subject to the jurisdiction of a number of taxing authorities. The final determination of tax liabilities involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction. Changes in the operating environment, including changes in tax law or interpretation of tax law and currency repatriation controls, could impact the determination of our tax liabilities for a given tax year.
Property and equipment
Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of assets, generally 3 to 30 years. We have established standard lives for certain classes of assets.
We review long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. In performing the review for impairment, future cash flows expected to result from the use of the asset and its eventual disposal are estimated. If the undiscounted future cash flows are less than the carrying amount of the assets, there is an indication that the asset may be impaired. The amount of the impairment is measured as the difference between the carrying value and the estimated fair value of the asset. The fair value is determined either through the use of an external valuation, or by means of an analysis of discounted future cash flows based on expected utilization. The impairment loss recognized represents the excess of the assets carrying value as compared to its estimated fair value.
Recognition of provisions for contingencies
In the ordinary course of business, we are subject to various claims, suits and complaints. We, in consultation with internal and external advisors, will provide for a contingent loss in the consolidated financial statements if it is probable that a liability has been incurred at the date of the consolidated financial statements and the amount can be reasonably estimated. If it is determined that the reasonable estimate of the loss is a range and that there is no best estimate within the range, provision will be made for the lower amount of the range. Legal costs are expensed as incurred.
An assessment is made of the areas where potential claims may arise under the contract warranty clauses. Where a specific risk is identified and the potential for a claim is assessed as probable and can be reasonably estimated, an appropriate warranty provision is recorded. Warranty provisions are eliminated at the end of the warranty period except where warranty claims are still outstanding. The liability for product warranty is included in other accrued liabilities on the consolidated balance sheet.
Recent accounting pronouncements
In February 2016, the FASB issued Accounting Standards Update ("ASU") No.2016-02, Leases.  Under this new guidance, lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than twelve months. The standard will take effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after Dec. 15, 2018.  We are currently evaluating the impact of the adoption of this guidance.

In November 2015, the FASB issued ASU No. 2015-17, Simplifying the Presentation of Deferred Income Tax, which requires deferred tax liabilities and assets to be classified as non-current in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this Update. The new standard will be effective for public companies for the fiscal year beginning after December 15, 2016, including interim periods within those fiscal years. We have early adopted the guidance prospectively as of December 31, 2015, which resulted in the reclassification of our current deferred tax assets and liabilities into non-current in our consolidated balance sheet as of December 31, 2015. No prior periods were retrospectively adjusted. Refer to Note 9 Income taxes for further information related to the early adoption of this guidance.
In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. This new standard specifies that an acquirer in a business combination should recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, eliminating the current requirement to retrospectively account for these adjustments. Additionally, the full effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts should be recognized in the same period as the adjustments to the provisional amounts. The new standard will be effective for us for the fiscal year beginning January 1, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the consolidated financial statements.
In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Cost Associated with Line of Credit Arrangements, which confirms that fees related to line of credit arrangements are not addressed in ASU 2015-03, and the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line of credit arrangement, regardless of whether there are any outstanding borrowings on the line of credit arrangement. The new standard will be effective for us for the fiscal year beginning January 1, 2016 and interim periods thereafter. We have elected to continue to present the debt issuance costs associated with line of credit arrangements as assets.
In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires companies to measure inventory at the lower of cost or net realizable value rather than at the lower of cost or market. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The new standard will be effective for us for the fiscal year beginning after December 15, 2016, including interim periods within those fiscal years. The guidance is not expected to have a material impact on the consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires deferred financing costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability. The new standard will be effective for us for the fiscal year beginning January 1, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the consolidated financial statements. We have early adopted the guidance retrospectively for the debt issuance costs related to our Senior Notes as of December 31, 2015 and have adjusted financial statements of prior years.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern. The new standard requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity's ability to continue as a going concern for both annual and interim reporting periods. The guidance is effective for us for the fiscal year beginning January 1, 2016 and interim periods thereafter. The guidance is not expected to have a material impact on the consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The comprehensive new standard will supersede existing revenue recognition guidance and require revenue to be recognized when promised goods or services are transferred to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. Adoption of the new rules could affect the timing of revenue recognition for certain transactions. The guidance permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years and one requiring prospective application of the new standard with disclosure of results under old standards. The new standard is to be effective for the fiscal year beginning after December 15, 2017. Companies are able to early adopt the pronouncement, however not before fiscal years beginning after December 15, 2016. We are currently evaluating the impacts of the adoption and the implementation approach to be used.

Cautionary note regarding forward-looking statements
This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. All statements, other than statements of historical fact, included in this Annual Report on Form 10-K regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Annual Report on Form 10-K, the words "will," "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Forward-looking statements may include statements about:
•business strategy;
•cash flows and liquidity;
•the volatility and impact of recent significant declines in oil and natural gas prices;
•the availability of raw materials and specialized equipment;
•our ability to accurately predict customer demand;
•customer order cancellations or deferrals;
•competition in the oil and gas industry;
•governmental regulation and taxation of the oil and natural gas industry;
•environmental liabilities;
•political, social and economic issues affecting the countries in which we do business;
•our ability to deliver our backlog in a timely fashion;
•our ability to implement new technologies and services;
•availability and terms of capital;
•general economic conditions;
•our ability to successfully manage our growth, including risks and uncertainties associated with integrating and retaining key employees of the businesses we acquire;
•benefits of our acquisitions;
•availability of key management personnel;
•availability of skilled and qualified labor;
•operating hazards inherent in our industry;
•the continued influence of our largest shareholder;
•the ability to establish and maintain effective internal control over financial reporting;
•financial strategy, budget, projections and operating results;
•uncertainty regarding our future operating results; and
•plans, objectives, expectations and intentions contained in this report that are not historical.

All forward-looking statements speak only as of the date of this Annual Report on Form 10-K. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this Annual Report on Form 10-K are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Annual Report on Form 10-K. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.